Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 11, 2011 (the “Effective Date”), by and between The American National Red Cross (“Red Cross”), HemaCare Corporation (“HemaCare”), and Coral Blood Services, Inc. (“Coral” and, together with HemaCare, each a “Seller” and collectively the “Sellers”).  Red Cross and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Sellers are the owner of certain assets used in blood collections and manufacturing services (the “Business”); and

WHEREAS, Red Cross desires to purchase certain herein named assets of the Sellers used in the Business, which constitute only a portion of the assets of the Sellers, and the Sellers desire to sell such assets, all upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is hereby agreed as follows:

1.             PURCHASE AND SALE OF ASSETS: CLOSING.

a)
Purchase and Sale of Assets. Upon the terms and subject to the conditions hereinafter set forth, each Seller hereby agrees to sell to Red Cross, and Red Cross agrees to purchase from each Seller the assets owned by the Seller which are specifically identified on Exhibit A to this Agreement (collectively, the “Assets”), which Assets are used by the Sellers in connection with the Business.

b)
Procedure for Closing. At the closing of the transactions contemplated hereby (the “Closing”), the Sellers shall sell, assign, transfer, convey and deliver to Red Cross free and clear of all liabilities whatsoever (whether absolute or contingent, and including all liens, encumbrances, equities, claims, charges or interests of third persons), and Red Cross shall purchase from the Sellers, all of the Sellers’ right, title and interest in or to the Assets. The Closing shall be held at 6:00 a.m. Pacific time on the Effective Date at HemaCare’s principal executive offices located at 15350 Sherman Way, Suite 350, Van Nuys, CA 91406.  The date of the closing is referred to herein as the “Closing Date”.

c)
Closing.  At the Closing, in accordance with the terms of this Agreement, each Seller shall deliver to Red Cross a bill or bills of sale, assignments and all other instruments necessary or appropriate in the opinion of counsel to Red Cross to convey all right, title and interest in or to the Assets to Red Cross and all other documents required to be entered into by any Seller pursuant to this Agreement.  At the Closing, in accordance with the terms of this Agreement, Red Cross shall deliver the consideration for the purchase of the Assets as provided in Section 2 of this Agreement and all other documents required to be entered into by Red Cross pursuant to this Agreement.

d)
Delivery and Possession of Assets.  At the Closing, each Seller shall deliver possession of the Assets being transferred by such Seller to Red Cross at the Seller’s premises where such Assets are physically located as of the Closing Date.  Red Cross shall remove the Assets from the Sellers’ premises at Red Cross’ expense no later than thirty (30) days following the Closing Date, or by such later date as is agreed to by HemaCare.

e)
Irradiator.  Notwithstanding this Section 1 to the contrary, with respect to the Cell X-Ray Irradiator (the “Irradiator”) included as part of the Assets, the purchase and sale of the Irradiator shall not occur, and title thereto shall not pass to Red Cross, until a date which is thirty (30) days following the Closing Date, or such earlier date as specified by Red Cross.  Prior to delivery of the Irradiator, HemaCare and Red Cross shall negotiate in good faith the terms of a leaseback agreement pursuant to which Red Cross will lease the Irradiator to HemaCare, at no cost to HemaCare, for use by HemaCare in performing its obligations to Red Cross pursuant to the Blood Purchase Agreement (as defined below).  During the period from the Closing Date through December 18, 2011, HemaCare will continue in effect the service maintenance agreement presently covering the Irradiator.  On the Closing Date, Red Cross shall pay to HemaCare $9,349.98 to reimburse HemaCare for amounts paid under the service maintenance agreement for the period from the Closing Date through December 18, 2011.

2.             CONSIDERATION.

a)
Purchase Price. In consideration of the purchase, sale, conveyance, transfer, assignment and delivery of the Assets, and upon the terms and subject to the conditions of this Agreement, Red Cross shall pay to HemaCare a purchase price (the “Purchase Price”) equal to the sum of (i) Three Million Dollars and No Cents ($3,000,000.00) plus (ii) the Inventory Purchase Amount described in Section 2.b) below, by wire transfer of immediately available funds in accordance with instructions delivered by HemaCare to Red Cross prior to the Closing Date.  Red Cross shall pay the Purchase Price as follows:

i)	an amount equal to $2,475,000 shall be paid to HemaCare on the Closing Date;

ii)	an amount equal to the Inventory Purchase Amount shall be paid to HemaCare on the fourth (4th) business day following the Closing Date;

iii)	$250,000 shall be paid to HemaCare in three equal monthly installments of $83,333.33 each on the 30th, 60th and 90th days following the Closing Date;

iv)
$275,000.00 (the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Holdback Account”) with California Bank and Trust (the “Escrow Agent”) pursuant to the terms of the escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”).   The Escrow Holdback Account shall be available as the sole source of funds for any indemnification liabilities of the Sellers in accordance with Section 8 below. On the one year anniversary of the Closing Date, the Escrow Agent shall distribute all of the Escrow Amount remaining in the Escrow Holdback Account (if any) to HemaCare; provided, however, that if Red Cross has asserted any unresolved claims pursuant to Section 8, the Escrow Agent shall continue to withhold all amounts necessary to satisfy all such unresolved claims as provided in the Escrow Agreement.

b)
Inventory Purchase.  On the Closing Date (the “Inventory Determination Date”), Sellers shall deliver to Red Cross a schedule of all finished and work-in-process blood products in Sellers’ inventory as of the Inventory Determination Date which comprise part of the Assets to be acquired by Red Cross pursuant to this Agreement, identified by product type.  With respect to all work-in-process blood products, Sellers shall continue to process such inventory into finished blood products after the Closing Date.  On the fourth (4th) business day following the Closing Date, as part of the Purchase Price, Red Cross shall pay to HemaCare, in the manner set forth in Section 2.a).ii) above, an amount (the “Inventory Purchase Amount”) equal to the aggregate purchase price for all such products in inventory on the Closing Date, at the following unit prices:  Platelets -- $400.00; Red Blood Cells -- $250.00; Fresh Frozen Plasma -- $53.00; and Cryoprecipitate -- $43.00.  Notwithstanding the foregoing, if the Inventory Purchase Amount for all products in inventory other than platelets exceeds $50,000 (such products in inventory in excess of such amount, the “Excess Inventory”), then the Assets shall include, and the Red Cross shall be obligated to purchase pursuant to this Section 2.b), only that portion of the Excess Inventory that meets customary requirements for blood type product mix, as determined by Red Cross in its reasonable discretion.  Notwithstanding Section 1.d) to the contrary, Red Cross shall take possession of the finished blood products in inventory on the Closing Date no later than the first calendar day following the Closing Date, and Red Cross shall take possession of all work-in-process blood products in inventory on the Closing Date no later than the first calendar day following the date such work-in-process becomes finished inventory.

c)
No Assumption of Liabilities. Except as set forth in the Assumption Agreement, Red Cross shall not and does not assume any of the Seller's liabilities, including but not limited to its accounts payable and other trade liabilities incurred in the Business, or the debts, taxes, contingencies or other liabilities of the Business, whether fixed or contingent, and all such liabilities incurred prior to Closing shall remain the sole obligation of the Seller.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS. HemaCare hereby represents and warrants to Red Cross as follows:

a)
Organization and Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to carry on its business as it is now being conducted.

b)
Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by each Seller have been duly authorized by the Board of Directors of such Seller. No further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

c)
No Violations. The execution, delivery and performance of this Agreement by each Seller does not and will not (1) constitute a breach or a violation of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which such Seller is a party or by which it is bound; (2) constitute a violation of any order, judgment or decree to which such Seller is a party or by which it is bound or by which any of such Seller’s assets or properties are bound or affected; or (3) result in the creation of any lien, charge or encumbrance upon any of such Seller’s assets or properties.

d)
Litigation. Each Seller (1) is not a party to any litigation, proceeding or administrative investigation and none is pending or, to the knowledge of HemaCare, threatened against it, its properties, or any property used in the Business, (2) knows of no basis for any such litigation, proceeding or investigation which might have a material adverse effect, financial or otherwise, on the Business, (3) knows of no outstanding order, writ, injunction or decree of any court, government, governmental authority or arbitration against or affecting the Business; and (4) knows of no material infringement of any copyright, trademark, trade name, patent or other proprietary right owned or licensed by it.

e)
Title to and Condition of Assets. The Sellers have good and marketable title to all the Assets. As of the date of this Agreement, such Assets are not subject to any guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, except as disclosed pursuant to this Agreement (with respect to which no default exists) and except for liens for taxes not delinquent.  All equipment and other items of tangible personal property and assets included within the Assets are in good condition and repair, reasonable wear and tear excepted, and are operated in conformity with all applicable building and zoning ordinances and regulations and all other applicable laws, ordinances and regulations.

f)
Compliance With Applicable Laws. The conduct of the Business by the Sellers does not violate or infringe any federal, state, local or foreign law, statute, ordinance, license or regulation that is presently in effect. To the knowledge of HemaCare, such conduct does not violate or infringe any right or concession, copyright, trademark, trade name, patent, know how or other proprietary right of others, the enforcement of which would adversely affect the Business or the value of the Assets. The Sellers have and have maintained all licenses and permits required by all local, state and federal authorities and regulating bodies.

g)
Approvals and Consents. No consent, approval or authorization is required in connection with the execution or delivery of this Agreement by either Seller or the consummation by either of them of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF RED CROSS. Red Cross hereby represents and warrants to the Sellers as follows:

a)
Organization and Standing. Red Cross is a corporation duly organized, validly existing and in good standing under the laws of the United States of America and has the corporate power and authority to carry on its business as it is now being conducted.

b)
Authority Relative to this Agreement. The execution and delivery of this Agreement by Red Cross has been duly authorized by the Red Cross, and no further corporate action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with the terms hereof or to carry out the actions contemplated hereby.

c)
Approvals and Consents. No additional consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Red Cross or the consummation by Red Cross of the transactions contemplated hereby.

d)
No Violations. The execution, delivery and performance of this Agreement by Red Cross do not and will not (1) constitute a breach or a violation of Red Cross’s Articles of Incorporation or by laws, or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Red Cross is a party or by which it is bound; (2) constitute  violation of any order, judgment or decree to which Red Cross is a party or by which it is bound or by which any of Red Cross’s assets or properties are bound or affected; or (3) result in the  creation of any lien, charge or encumbrance upon any of Red Cross’s assets or properties, except as contemplated by this Agreement.

e)
Litigation. Red Cross (1) is not a party to any litigation, proceeding or administrative investigation and none is pending or, to the knowledge of Red Cross, threatened against such corporation, its properties, or any property used in its business or the transactions contemplated by this Agreement; (2) knows of no basis for any such litigation, proceeding or investigation which might have a material adverse effect, financial or otherwise, on its business, property, operations or prospects; (3) knows of no outstanding order, writ, injunction or decree of any court, government, governmental authority or arbitration against or affecting it, its properties or business; and (4) knows of no material infringement of any copyright, trademark, trade name, patent or other proprietary right owned or licensed by it.

5.             COVENANTS.  The Parties hereby agrees as follows:

a)	Conduct of the Business Until Closing. Except as Red Cross may otherwise consent in writing, between the date of this Agreement and the Closing Date, each Seller will:

i)
neither enter into any transaction, take any action nor fail to take any action which would, or could reasonably be expected to, materially adversely affect such Seller or its usability to perform its obligations under this Agreement; encumber any of the Assets, or dispose of any of the Assets;

ii)
neither enter into any transaction, take any action nor fail to take any action, in a manner which would result in any of the representations, warranties, disclosures, agreements or covenants of such Seller contained in this Agreement, the exhibits hereto or any document delivered in connection with the consummation of the transactions contemplated hereby, not to be true and complete, as of the time of such transaction, action or failure to take action, and also on the Closing Date; and

iii)	maintain all the Assets in good condition and repair, reasonable wear and tear excepted.

b)	Compliance with Laws. Each Seller shall comply with all laws of the State of California, the United States and any other governmental body with jurisdiction over such Seller or the Business.

c)
Advice of Changes. Between the date of this Agreement and the Closing, the Sellers will promptly advise Red Cross in writing of any material fact which, if existing or known at the date of this Agreement, would have been required to be set forth in or disclosed pursuant to this Agreement.

d)	Other Transactions Prohibited. Prior to the Closing, neither Seller will enter into any written or oral agreements providing for the sale, lease or mortgage of the Assets.

e)
Access to Properties and Records, Etc. Between the date of this Agreement and the Closing, after reasonable notice, the Sellers will provide to Red Cross and its counsel, accountants and other representatives full access during normal business hours for inspection of all of the properties, personnel, books, tax returns, contracts, commitments and records of the Sellers to the extent they relate directly to the Business, and will furnish to Red Cross all such additional documents and information with respect to the affairs of the Business as Red Cross or its counsel or accountants may from time to time reasonably request. All such books, tax returns, contracts, commitments, documents and records of the Sellers will be complete and correct as of the date of any inspection by or delivery to Red Cross or its representatives of such items.

f)	Non-Competition.

i)
In consideration of the compensation payable hereunder, and to induce Red Cross to enter into this Agreement, HemaCare agrees that, except as otherwise permitted or required pursuant to this Agreement or another written agreement with Red Cross, neither HemaCare nor any of HemaCare’s subsidiaries will during the Restricted Period, directly or indirectly, become a Competitor, or otherwise take any action that may result in owning any interest in, managing, consulting, operating, or otherwise participating in (e.g., as a medical director, contractor, consultant, or employee), a Competitor, anywhere within the United States and its territories at any time during the Restricted Period.

ii)
HemaCare further agrees that HemaCare shall not, during the Restricted Period, directly or indirectly take any action that is intended, or is reasonably likely to, (i) induce any customer of the Blood Bank Business to patronize any Competitor; or (ii) request or advise any customer or vendor of the Blood Bank Business to withdraw, diminish or cancel such person’s business or affiliation with the Blood Bank Business.

iii)
Nothing in this Section shall be interpreted to prevent any physician employed by HemaCare from engaging in the professional practice of medicine or interfering with such person’s independent medical judgment, without consideration for any pecuniary interests of said physician.  Nothing in this Agreement shall be interpreted to require the referral of any customers of the Blood Bank Business to Red Cross or any of Red Cross’s Affiliates, whether during or following the Restricted Period, and nothing in this Agreement shall be interpreted to prohibit any physician from referring any patients to, or treating patients at, any Competitor, whether during or following the Restricted Period.

iv)
HemaCare specifically acknowledges, represents and warrants that the covenants set forth in this Section are reasonable and necessary to protect the legitimate interests of Red Cross, and Red Cross would not have entered into this Agreement in the absence of such covenants.

v)
Notwithstanding this Section to the contrary, if HemaCare terminates the Blood Purchase Agreement in accordance with the terms thereof following Red Cross’ breach of its obligations thereunder (following notice and opportunity to cure, as provided in the Blood Purchase Agreement), then the restrictions set forth in this Section as they apply to the collection, production, purchase and/or sale of whole-blood and apheresis derived platelets shall no longer apply, and the definition of Blood Bank Business shall no longer include such activities.

vi)	For purposes of this Section, the following terms shall have the following meanings:

“Blood Bank Business” means the business of collecting (including by operating whole-blood collection drives on behalf of hospitals or sponsor organizations, at fixed sites or using mobile collection vehicles), producing, purchasing and selling whole-blood derived and apheresis derived products consisting of red blood cells, fresh frozen plasma, cryoprecipitate, and platelets for sale (directly or indirectly) to hospital blood bank customers for the intended use of patient blood transfusions.  The Blood Bank Business does not include, and HemaCare and its subsidiaries will continue to operate its businesses relating to, therapeutic apheresis, stem cell collection, and the collection, production, purchase and/or sale of all blood-derived products for further manufacturing, cellular therapies, clinical trials, device validation, and research.

“Competitor” means any person, clinic, corporation, partnership, management services organization, proprietorship, independent practice association, firm, entity or association which engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from, the Blood Bank Business.

“Restricted Period” means five (5) years from the Closing Date.

g)	Termination of Customer Contracts.

i)
Within five (5) business days following the Closing Date, the Sellers shall provide to each customer of its Blood Bank Business with whom such Seller has a written agreement to provide products or services (a “Customer Contract”), written notice of such Seller’s election to terminate the applicable Customer Contract in accordance with the advance notice termination provisions thereof, which termination shall be effective on the earliest date permitted by such Customer Contract.

ii)
Notwithstanding Section 5.f) of this Agreement to the contrary, from and after the Closing Date and through and including the effective date of a Customer Contract, the Sellers may continue to perform their obligations under the applicable Customer Contract and receive the benefits thereof, and to otherwise take all actions that the applicable Seller reasonably determines are necessary to avoid such Seller’s breach of the applicable Customer Contract, except that: (A) without Red Cross’ prior written consent, the Sellers shall not operate collection drives, or otherwise collect blood products for sale, pursuant to any such Customer Contract; and (B) the Sellers shall fulfill sales of all blood products pursuant to any such Customer Contract by purchasing such products from Red Cross for resale to the customer and/or, in the case of platelets only, by selling platelets manufactured by Sellers.  Red Cross agrees to sell or cause its affiliates to sell to Sellers all blood products that either Seller requires in order to fulfill orders placed pursuant to Customer Contracts, only to the extent Red Cross has such products available for sale, which products shall be sold by Red Cross to such Seller at a price equal to the lesser of (A) Red Cross’ then-current market price for such products and (B) the price that such Seller is obligated to sell such products to the applicable customer under the Customer Contract.  If Red Cross is unable or unwilling to sell whole-blood derived products to either Seller for resale under a Customer Contract, then such Seller may purchase such products from a party other than Red Cross.

h)	USC Donor Centers.

i)
From and after the Closing Date, Sellers shall cease all operations at the donor center located at USC Blood Donor Center, Health Sciences Campus, 2250 Alcazar Street, Suite 136, Los Angeles, CA 90033 (“USC-1”).  From the Closing Date through and including August 31, 2011, Sellers may continue to operate the Blood Bank Business from the donor center located at USC Blood Donor Center, University Park Campus, 3347 South Hoover Street, Suite C10, Los Angeles, CA 90007 (“USC-2”), including the collection and sale of platelets from such facility.  After August 31, 2011, Sellers shall cease all operations at USC-2.  Sellers shall not deliver notice of termination of the lease agreements for USC-1 and USC-2 until Red Cross has first met in person with representatives of USC University Hospital about assuming HemaCare’s obligations under such lease agreements; provided that such meeting occurs no later than fifteen (15) days following the Closing Date.

ii)
For a period of ninety (90) days following the Closing Date, the Sellers may communicate with donors who have donated platelets at USC-1 or USC-2 for the purpose of having such donors continue to donate platelets at another Seller facility (i.e., Seller’s Van Nuys, CA facility).  Following such ninety (90) day period, Sellers shall cease all such communications with those donors who have not theretofore donated or indicated their intent to donate platelets at another Seller facility, and Sellers shall provide to Red Cross a list identifying all such donors.

i)
Maine Lease.  As soon as practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Red Cross will advise Sellers as to whether Red Cross desires to lease or sublease the Sellers’ leased facility located at Maine Blood Center, 152 US Route 1, Scarborough, ME 04074 (“Maine-1”), and during such period, Red Cross will pay or reimburse Sellers for all rent and other lease expenses Sellers pay or are obligated pay for the Maine-1 premises.  If Red Cross notifies Sellers that it desires to lease or sublease the Maine-1 premises, than Red Cross shall thereafter be responsible for, and shall pay or reimburse Sellers for all rent and other lease expenses Sellers pay or are obligated pay for the Maine-1 premises from and after the Closing Date, and Red Cross shall indemnify and hold harmless Sellers for any liabilities or other obligations arising under or in connection with the Maine-1 premises, including any lease for such premises.  If Red Cross notifies Sellers that it does not desire to lease or sublease the Maine-1 premises, than Red Cross shall thereafter have no further obligation to Sellers to pay or reimburse Sellers for rent and other lease expenses Sellers pay or are obligated pay for the Maine-1 premises for all periods after the date of such notification (but not for the period before such notification), and Sellers may occupy and use the premises in any manner not otherwise precluded under this Agreement.  Until Red Cross provides Sellers with notice of its intentions for Maine-1, Sellers shall cease operations at Maine-1 and shall provide Red Cross with access to such facility for the purpose of allowing Red Cross to direct Sellers’ prior blood donors to an alternative donation facility operated by Red Cross.

j)	Transition Services. For a period of ninety (90) days following the Closing Date, HemaCare agrees to provide the following transition services to Red Cross:

i)	HemaCare will contact its Blood Bank Customers, in coordination with Red Cross, to encourage such customers to use Red Cross for their blood and related product needs;

ii)
HemaCare will coordinate with Red Cross in executing a communications plan for transition of the Blood Bank Business, with specific agreed upon documents directed toward hospitals, sponsors, donors, staff and the media;

iii)
HemaCare will work with Red Cross, in a method to be mutually determined, to encourage sponsors to organize blood drives with Red Cross, which efforts could include contacting sponsors in coordination with Red Cross;

iv)
HemaCare will send out letters, also known as an opt-out letter, to donors, in coordination with Red Cross, for the purposes of determining if the donors do not want their information conveyed to Red Cross.  In the case of platelet donors associated with the USC donor centers, the opt-out letters will be sent as soon as practicable after September 1, 2011.  After 30 days following delivery to a donor of an opt-out letter, HemaCare will provide the donor’s information (in the form of cold calling lists including name, address, phone and email, to the extent permitted pursuant to applicable regulations) to Red Cross.

v)	HemaCare will use good faith efforts to assist Red Cross in transitioning the leases for USC-1 and USC-2 to Red Cross, as reasonably requested by Red Cross; and

vi)
HemaCare will provide a calendar of future donor drives, from July 2011 through July 2012, with relevant information, including sponsor name, contact name, address, phone number email and other relevant information.  HemaCare will use their commercially reasonable efforts to transfer to Red Cross all such information via the Hemasphere software program.

6.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RED CROSS.  The obligations of Red Cross under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (the fulfillment of any of which may be waived in writing by Red Cross):

a)
Accuracy of Representations and Warranties. The representations and warranties of the Sellers contained in Section 3 of this Agreement will be true and correct in all material respects at and as of the time of the Closing as though then made, except to the extent that such representations and warranties are incorrect as of such later date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

b)
Compliance. The Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by it at or prior to the Closing.

c)	Certain Deliveries. On or prior to the Closing Date, the Sellers will have delivered to Red Cross all of the following (dated as of the Closing Date, except as otherwise indicated):

i)	the blood purchase agreement between Red Cross and HemaCare, in the form attached hereto as Exhibit C (the “Blood Products Agreement”)

ii)	the testing agreement between Red Cross, National Testing Laboratory Portland and HemaCare, in the form attached hereto as Exhibit D (the “Testing Agreement”); and

iii)	such other documents or instruments as the Red Cross reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

d)	Litigation. There shall not be any litigation or proceeding to restrain or invalidate the consummation of the transactions contemplated hereby.

7.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS.  The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing, of each of the following conditions (the fulfillment of any one of which may be waived in writing by HemaCare):

a)
Accuracy of Representations and Warranties. The representations and warranties of Red Cross contained in Section 4 of this Agreement will be true and correct in all material respects at and as of the time of the Closing as though then made, except to the extent that they are incorrect as of the Closing Date by reason of events occurring after the date of this Agreement in compliance with the terms hereof.

b)
Compliance. Red Cross shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and all exhibits hereto to be performed and complied with by it at or prior to the Closing.

c)	Certain Deliveries. On or prior to the Closing Date, Red Cross will have delivered to Sellers all of the following (dated as of the Closing Date, except as otherwise indicated):

i)	the Blood Purchase Agreement;

ii)	the Testing Agreement; and

iii)	such other documents or instruments as the Sellers reasonably request and are reasonably necessary to effect the transactions contemplated by this Agreement.

d)	Litigation. There shall not be any litigation or proceeding to restrain or invalidate the consummation of the transactions contemplated hereby.

8.             INDEMNIFICATION.

a)
Survival of Representations Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date and shall terminate on the first anniversary of the Closing Date.

b)
General--HemaCare. HemaCare agrees to indemnify and hold harmless Red Cross and its directors, officers and affiliates, and each of their successors and assigns (individually, a “Red Cross Indemnified Party”) in respect of any and all costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (“Damages”) which may be incurred by any Red Cross Indemnified Party arising out of:

i)
any breach by the Sellers of any representations, warranties, covenants or agreements made in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;

ii)	any attempt by any person to cause or require Red Cross to pay or discharge any debt, obligation, liability or commitment of the Sellers; and

iii)
any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 8, including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings).

c)
General-- Red Cross. Red Cross agrees to indemnify and hold harmless the Sellers and their  directors, officers and affiliates, and each of their successors and assigns (individually, a “Seller Indemnified Party”) in respect of any and Damages which may be incurred by any Seller Indemnified Party arising out of:

i)
any breach by Red Cross of any representations, warranties, covenants or agreements made in this Agreement, the exhibits hereto or any document or paper delivered in connection with the transactions contemplated hereby;

ii)
any attempt by any person to cause or require either Seller to pay or discharge any debt, obligation, liability or commitment of Red Cross arising out of Red Cross’ operation of the Business after the Closing; and

iii)
any action, suit, proceeding, assessment or judgment arising out of or incident to any of the matters indemnified against in this Section 8, including reasonable fees and disbursements of counsel (before and at trial, in bankruptcy proceedings and in appellate proceedings).

d)
Right to Defend, Etc.  If the facts giving rise to any claim for indemnification hereunder shall involve any actual claim or demand by any third person against a Red Cross Indemnified Party or a Seller Indemnified Party (who are referred to hereinafter as an “Indemnified Party”), the indemnifying party shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel of its own choosing) to defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying party and the Indemnified Party and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party.  The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Section, for all reasonable costs and expenses incurred by it in connection therewith.

e)	Limitations on Indemnification Obligations.

i)
Escrow.  The Escrow Holdback Account secures the Sellers’ respective indemnification obligations set forth in this Agreement.  Subject to the limitations set forth in this Section 8, Red Cross may recover any Damages it has against the Escrow Holdback Account in accordance with the terms of the Escrow Agreement.  Notwithstanding anything in this Agreement to the contrary, the Sellers shall not have any aggregate indemnification liability pursuant to this Section 8 for breaches of representations and warranties in excess of the amount of the Escrow Amount; provided, however, that this limitation shall not apply in the case of intentional misrepresentation or fraud.

ii)
Deductible.  The Sellers (in the aggregate) shall not be liable under this Section 8 for any Damages until the aggregate amount otherwise due the Red Cross Indemnified Parties (in the aggregate) exceeds an accumulated total of Thirty Thousand Dollars ($30,000); provided, however, that this limitation shall not apply in the case of intentional misrepresentation, intentional breaches of covenants, or fraud.  Once the aggregate amount of Damages exceeds such threshold amount, then the Red Cross Indemnified Parties shall have the right to recover all Damages in excess of such threshold, subject to any other limitations provided herein.

iii)
Exclusive Remedy. The indemnification provisions of this Section 8 shall be the exclusive remedy of the Parties against any other Party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby, other than matters arising under or in connection with the Blood Purchase Agreement or the Testing Agreement, which shall not be covered by this Section 8.  Any claim for indemnification must be made within the one year period following the Closing Date, provided, however, that this limitation shall not apply in the case of intentional misrepresentation, intentional breaches of covenants, or fraud, which such claims may be made until the expiration of the applicable statute of limitations.

9.             GENERAL.

a)	No Brokers. Each of the Parties to this Agreement represents and warrants to the other, that it has not utilized the services of any finder, broker or agent.

b)
Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith. The waiver by any Party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c)
Confidentiality. If the transactions contemplated by this Agreement are not consummated, then each of the Parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the information (unless in the public domain) obtained from any other Party and shall promptly return to such other Parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other Parties.

d)	Entire Agreement, Amendment. This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto) constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the Parties to this Agreement with respect to the subject matter hereof. This Agreement may not be modified or otherwise amended except by an instrument in writing executed by the Parties to this Agreement.

e)	Assignability. This Agreement shall not be assignable by any Party to this Agreement without the prior written consent of the other Parties to this Agreement.

f)
Further Assurances. The Parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as any Party may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

g)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h)	Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

i)
Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of California without regard to conflict of law principles thereof.

j)
Construction. The Parties acknowledge and agree that each of them has participated in the negotiation of this Agreement and has been represented by counsel. The Parties agree that any rule of law requiring construction of a document against a Party by reason such Party’s having prepared such document shall not apply to this Agreement.

k)
Cost of Enforcement. If any Party engages the services of an attorney or any other third party or in any way initiates legal action to enforce its rights under this Agreement, the non-prevailing party agrees to pay to the prevailing party all costs and expenses incurred by it relating to the enforcement of this Agreement (including reasonable attorneys’ and legal assistants’ fees before, at and after trial and in appellate proceedings).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto, all on the date first above written.

THE AMERICAN NATIONAL RED CROSS

By:	/s/ Richard Feliciano
Name:	R. Feliciano for C. Hrouda
Title:	VP for EVP Biomedical Services

HEMACARE CORPORATION

By:	/s/ Pete Van Der Wal
Name:	Pete Van Der Wal
Title:	President, CEO

CORAL BLOOD SERVICES, INC.

By:	/s/ Pete Van Der Wal
Name:	Pete Van Der Wal
Title:	President, CEO

Exhibits Omitted

From Asset Purchase Agreement

Exhibits

Exhibit A                      –           Assets List

Exhibit A-1                  –           Tangible Asset List

Exhibit B                      –           Escrow Agreement

Exhibit C                      –           Blood Purchase Agreement

Exhibit D                     –           Testing Agreement

Exhibit List